Exhibit 99.3

[LETTERHEAD OF BLACKSTONE ADVISORY SERVICES L.P.]

Board of Directors
Aquila, Inc.
20 West Ninth Street
Kansas City, MO 64105

Re:          Pre-effective Amendment No. 1 to the Initially Filed Registration
                Statement on Form S-4 filed on May 8, 2007 by Great Plains Energy Incorporated (File No. 333-142715)

Members of the Board:

Reference is made to our opinion letter, dated February 6, 2007, with respect to the fairness, from a financial point of view, to the holders of Aquila, Inc. (“Aquila”) common stock, of the consideration to be received by such holders in the proposed merger of Aquila with Great Plains Energy Incorporated (“Great Plains Energy”).

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Aquila in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Aquila has determined to include our opinion letter as Annex F to, and reference thereto under the captions “SUMMARY—Other Information Regarding the Merger—Opinions of Financial Advisors” and “THE TRANSACTIONS— Opinions of Aquila’s Financial Advisors—BlackstoneAdvisory Services L.P.” in, the joint proxy statement/prospectus relating to the proposed merger involving Aquila and Great Plains Energy, which joint proxy statement/prospectus forms a part of the above-mentioned Registration Statement on Form S-4 of Great Plains Energy (the “Registration Statement”).

In that regard, and notwithstanding the first sentence of the preceding paragraph, we hereby consent to the reference to our opinion under the above-mentioned captions and to the inclusion of our opinion in the joint proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Blackstone Advisory Services L.P.
Blackstone Advisory Services L.P., formerly
The Blackstone Group L.P.

June 26, 2007